Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Mr. Sheldon Saidman
(719-548-9963)

American Lorain Corporation
Shandong Province
People’s Republic of China

NEWS RELEASE
AMERICAN LORAIN CORPORATION ANNOUNCES NAME CHANGE FROM MILLENNIUM QUEST, INC.

Junan County, Shandong Province, July 24, 2007 -- Millennium Quest, Inc., a Delaware corporation (OTCBB: MLQT.OB), a leading China-based food processing company engaged in the development, manufacture and sale of food products worldwide, announced it has changed its name to American Lorain Corporation, a Delaware corporation (“American Lorain”) effective July 17, 2007. The company has also changed its ticker symbol to (OTCBB: ALRC.OB), effective July 25, 2007. The Company will continue to develop, manufacture and sell its food products through its subsidiaries under the brand name “Lorain Foods.”

American Lorain is a U.S. public company that operates through its four indirect subsidiaries, two in Junan County, one in Luotian Hubei Province and one in Beijing, China. American Lorain is a leading food processing company engaging in the development, manufacture and sale of food products worldwide. Formed in 1994, the company produces hundreds of varieties of food products, categorized into three interrelated divisions: chestnut products, processed food, including frozen, canned and packaged goods, and convenience foods, consisting of meals ready to eat (MRE) and ready to cook (RTC).

Mr. Si Chen, CEO of American Lorain commented, “The name change to American Lorain Corporation demonstrates the company’s commitment to the U. S. capital market, in general, and specifically to our many shareholders in America. It also reflects our widely recognized Lorain brand name. We believe that this change will expand our already well-established international presence, while adding value to the growing brand equity found in the Lorain name.”

FORWARD LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of American Lorain and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions, including but not limited to, statements regarding the continued demand for American Lorain’s products, American Lorain’s ability to sustain growth for the balance of the year and American Lorain’s ability to generally meet all of its objectives. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, and concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. American Lorain is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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